Exhibit 99.1

MEAD JOHNSON NUTRITION BOARD ELECTS TWO NEW DIRECTORS

EVANSVILLE, Ind., March 12, 2009 – Mead Johnson Nutrition Company (NYSE: MJN) announced today that its board of directors has elected Steven M. Altschuler, M.D., and Elliott Sigal, M.D., Ph.D., to the board. The company said that these additions increase the size of its board to 11.

“We are pleased to have Dr. Altschuler and Dr. Sigal join our board of directors,” said James Cornelius, Mead Johnson Nutrition board chairman. “We’re looking forward to working with them and benefiting from their insights and experience.”

Dr. Altschuler, 55, is president and chief executive officer of The Children’s Hospital of Philadelphia, a position he has held since 2000. He joined Children’s Hospital in 1982 as a Fellow in the Division of Pediatric Gastroenterology and Nutrition. Currently, Dr. Altschuler serves on the Board of Directors of the Children’s Miracle Network. He holds a bachelor of arts in mathematics and statistics from Case Western Reserve University and earned his medical degree at Case Western University School of Medicine.

Dr. Sigal, 57, is currently the executive vice president, chief scientific officer and president, research and development for Bristol-Myers Squibb. Since joining Bristol-Myers

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Squibb in 1997, Dr. Sigal has held positions of increasing responsibility in genomics, discovery research and clinical development. He has more than 25 years of combined experience in medicine, research and management. Dr. Sigal received his medical degree from the University of Chicago and trained in Internal Medicine and Pulmonary Medicine at the University of California, San Francisco. Prior to medical school, he studied industrial engineering at Purdue University, where he received bachelor’s, master’s and doctorate degrees.

About Mead Johnson

Mead Johnson develops, manufactures, markets and distributes more than 70 products in 50 markets worldwide, primarily under the “Enfa” family of brands, including Enfamil® infant formula. For more information on Mead Johnson, go to www.meadjohnson.com.

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Investor Contact: Kathryn Chieger, 812-429-7358, kathryn.chieger@mjn.com

Media Contact: Pete Paradossi, 812-429-7413, pete.paradossi@mjn.com